(h)(8)

RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022, between each registered investment company (each, a "Registrant"), on behalf of each portfolio series of each such Registrant listed on Schedule A or Schedule B hereto, or if the relevant Registrant has no portfolio series, then the relevant Registrant (as applicable, each an "Acquiring Fund" or "Acquired Fund" pursuant to the applicable schedule and together, the "Funds"), each severally and not jointly.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the "Rule") permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.Terms of Investment

(a)In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund's investment adviser with making the required findings under the Rule each Acquiring Fund and each Acquired Fund agree as follows to the extent the Acquiring Fund acquires the Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i):

(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund's registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii)Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 3% of the Acquired Fund's total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and only if consistent with the Acquiring Fund's and its shareholders' best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii)Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)In order to assist the Acquiring Fund's investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representations of the Acquired Funds.

(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)An Acquiring Fund shall promptly notify an Acquired Fund:

(i)when the Acquiring Fund acquires or ceases to hold more than 3% and more than 5% of such Acquired Fund's total outstanding voting securities; and

(ii)when the Acquiring Fund and its "advisory group," individually or in the aggregate, acquires or ceases to hold more than 25% of such Acquired Fund's total outstanding voting securities.

(c)Notwithstanding anything herein to the contrary, any Acquiring Fund that has an "affiliated person" (as defined under the 1940 Act) that is (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program or (iii) a futures commission merchant or a swap dealer will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund's total outstanding voting securities without prior approval from the Acquired

Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

(d)An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of investments by the Acquiring Fund and its "advisory group" in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund's reasonable request.

3.Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.Indemnification.

(a)Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions ("Claims") asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b)Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c)Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series.

5.Governing Law

This Agreement will be governed by the laws of the State of New York without regard to its choice of law principles.

6.Use of Name.

(a)To the extent an Acquiring Fund refers to one or more Acquired Funds in any prospectus, statement of additional information or otherwise (but not in the financial statements of the Acquiring Fund when the Acquired Fund is listed as a holding), each Acquiring Fund agrees to:

(i)Refer to such Acquired Fund by its legal name upon first reference to such Acquired Fund; and

(ii)Include the following notice within reasonable proximity to the first reference to such Acquired Fund, as applicable:

"Neither TIAA nor Nuveen nor the TIAA-CREF Funds make any representations regarding the advisability of investing in [Name of Acquiring Fund]."

(b)No Acquiring Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of the Acquired Fund, Nuveen or any of their affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquired Fund or Nuveen. Additionally, no Acquiring Fund shall use any logo of the Acquired Fund, Nuveen or any of their affiliates without entering into a separate trademark license agreement with Nuveen or the affiliate, as applicable.

7.Certifications

(a)Each Acquired Fund Registrant, on behalf of itself and its respective Acquired Funds, agrees to deliver to the Acquiring Fund Registrant on an annual basis a certificate, duly certified by an officer of the Acquired Fund Registrant, substantially in the form attached hereto as Exhibit A.

(b)Each Acquired Fund Registrant, on behalf of itself and its respective Acquired Funds, acknowledges that such certificate will be accepted and reasonably relied upon by the Acquiring Fund Registrant, as conclusive evidence of the facts set forth therein.

8.Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Rebecca Garces	Micheline Faver

Teachers Advisors, LLC	Voya Investment Management

333 West Wacker Drive	7337 E. Doubletree Ranch Road

Chicago, IL 60606	Suite 100

Rebecca.garces@nuveen.com	Scottsdale, AZ 85258

Micheline.Faver@voya.com

With a copy to:	With a copy to:
Rachael Zufall, Managing Director and	Gizachew Wubishet, Assistant Vice President and
Associate General Counsel]	Counsel
c/o Teachers Advisors, LLC	c/o Voya Investment Management
Attn: Legal Dept.	Attn: Legal Dept.
8625 Andrew Carnegie Boulevard	7337 E. Doubletree Ranch Road, Suite 100
[Charlotte, NC 29262	Scottsdale, AZ 85258
Fax:	Fax: 480-477-2744
Email: Rachael.zufall@nuveen.com	Email: Gizachew.Wubishet@voya.com

9.Term and Termination; Assignment; Amendment

(a)This Agreement shall be effective for the duration of the Acquired Funds' and the Acquiring Funds' reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 8(b).

(b)This Agreement shall continue until terminated in writing by either party upon 60 days' notice to the other party. Upon termination of this Agreement, the Acquiring

Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)This Agreement may not be assigned by either party without the prior written consent of the other.

(d)This Agreement may be amended only by a writing that is signed by each affected party.

(e)In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that is involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that is involved in the matter in controversy and not to any other series of the Acquired Funds.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EACH ACQUIRING FUND REGISTRANT LISTED ON SCHEDULE A HERETO, ON BEHALF OF ITS APPLICABLE SERIES

By: /s/ Micheline S. Faver_______

Name: Micheline S. Faver

Title: Senior Vice President

EACH ACQUIRED FUND REGISTRANT LISTED ON SCHEDULE B HERETO, ON BEHALF OF ITS APPLICABLE SERIES

By: /s/ Rachael Zufall____________

Name: Rachael Zufall

Title: Assistant Secretary

Exhibit A
Form of Officer's Certificate
I, [	], the duly elected and qualified [President/Vice President] of [	] hereby

certify in my capacity as such officer pursuant to Section [ ] of that certain Fund of Funds Investment

Agreement dated as of [ ] by and among [ ], on behalf of each of the series identified on Schedule A to the Investment Agreement, and each Acquired Fund Registrant identified on Schedule B to the Investment Agreement, on behalf of its respective series identified on Schedule B to the Investment Agreement (the "Investment Agreement") that during the preceding calendar year:

(a)no Acquired Fund purchased or otherwise acquired the securities of an investment company or private fund (as defined in the Rule) where immediately after such purchase or acquisition, the securities of investment companies and private funds owned by the Acquired Fund had an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff, or relevant SEC exemptive relief; and

(b)each Acquired Fund complied with all applicable terms and conditions of the Rule and the Investment Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Investment Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the	day of
, 202_.

Name:

Title: [President/Vice President]

SCHEDULE A: Acquiring Funds

Voya Equity Trust

Voya Global Multi-Asset Fund

Voya Mutual Funds

Voya Global Diversified Payment Fund

Voya Separate Portfolios Trust

Voya Target In-Retirement Fund

Voya Target Retirement 2025 Fund

Voya Target Retirement 2030 Fund

Voya Target Retirement 2035 Fund

Voya Target Retirement 2040 Fund

Voya Target Retirement 2045 Fund

Voya Target Retirement 2050 Fund

Voya Target Retirement 2055 Fund

Voya Target Retirement 2060 Fund

Voya Target Retirement 2065 Fund

A-1

SCHEDULE B: Acquired Funds

TIAA-CREF Funds

TIAA-CREF S&P 500 Index Fund

TIAA-CREF SmallCap Blend Index Fund

B-1